United States

Securities and Exchange Commission

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

July 15, 2009

(Date of Report – Date of earliest event reported)

DayStar Technologies, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-34052	84-1390053
(State or other jurisdiction of incorporation)	(Commission file Number)	(I.R.S. Employer Identification No.)

2972 Stender Way Santa Clara, California	95054
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (408) 907-4600

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On July 15, 2009, DayStar Technologies, Inc. (the “Company”) and Veeco Compound Semiconductor, Inc. (“Veeco”) entered into a series of transactions whereby (i) pursuant to an Asset Purchase Agreement, the Company sold substantially all of the Company’s tangible assets located at the Company’s Halfmoon, New York facility (the “Halfmoon Facility”) to Veeco; (ii) pursuant to a License Agreement, the Company has licensed certain non-core intellectual property to Veeco that is contemplated to further Veeco’s copper indium gallium diselenide (“CIGS”) co-evaporation equipment offerings; (iii) Veeco has assumed the real property leases associated with the Company’s Halfmoon Facility; and (iv) Veeco will hire eighteen former employees of the Company located at the Company’s Halfmoon Facility, subject to the acceptance by the employees of Veeco’s offers of employment. In connection with the transactions, Veeco paid the Company $2 million, with $1.7 million payable in cash at closing and $300,000 to be held in escrow for a six month period for indemnification claims.

The Asset Purchase Agreement contains representations, warranties, agreements and other provisions that are customary for this type of transaction.

The License Agreement involves (1) a limited exclusive license of the Company’s CIGS on foil know-how, trade secrets and patents; and (2) the non-exclusive license of certain balance of cell know-how, trade secrets and patents maintained by the Company. Balance of cell is used to refer to the other layers in the manufacture of CIGS solar cell, including the back contact and transparent conducting oxide layers. None of the intellectual property licensed by the Company to Veeco under the License Agreement relates to the Company’s core technology, the creation of the critical CIGS layer using reactive sputter, which remains exclusively owned by the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DAYSTAR TECHNOLOGIES, INC.

/s/ William S. Steckel
William S. Steckel
Chief Financial Officer

Dated: July 15, 2009